Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: QUORUM HEALTH CORPORATION, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 20-10766 (KBO) Jointly Administered Related to Docket No. 21, 470

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Felicia Gerber Perlman (admitted pro hac vice)	David R. Hurst (I.D. No. 3743)
Bradley Thomas Giordano (admitted pro hac vice)	MCDERMOTT WILL & EMERY LLP
Megan M. Preusker (admitted pro hac vice)	The Nemours Building
MCDERMOTT WILL & EMERY LLP	1007 North Orange Street, 4th Floor
444 West Lake Street	Wilmington, Delaware 19801
Chicago, Illinois 60606-0029	Telephone: (302) 485-3900
Telephone: (312) 372-2000	Facsimile: (302) 351-8711
Facsimile: (312) 984-7700

Counsel to the Debtors and Debtors-in-Possession

Dated: June 30, 2020

[1]

The last four digits of Quorum Health Corporation’s tax identification number are 5208. There are 132 Debtors in these chapter 11 cases, which cases are being jointly administered for procedural purposes only. A complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://dm.epiq11.com/Quorum. The location of Quorum Health Corporation’s corporate headquarters and the Debtors’ service address is 1573 Mallory Lane, Brentwood, Tennessee 37027.

TABLE OF CONTENTS

ii

iii

INTRODUCTION

Quorum Health Corporation (“Quorum”) and its debtor affiliates, as debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR TO REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “ABL Claim” means all Claims against any Debtor arising under, derived from, or based upon the ABL Credit Facility.

2. “ABL Credit Agreement” means that certain ABL Credit Agreement dated as of April 29, 2016 (as may be modified, amended, or supplemented) among Quorum, the guarantors and other parties thereto, the ABL Lenders and UBS AG, Stamford Branch, as administrative agent and collateral agent.

3. “ABL Credit Facility” means that certain $125 million senior secured asset-based revolving credit facility provided under the ABL Credit Agreement between certain of the Debtors as obligors or guarantors and the ABL Lenders.

4. “ABL Facility Agent” means UBS AG, Stamford Branch acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent, collateral agent, and swingline lender under the ABL Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the ABL Credit Agreement.

5. “ABL Lenders” means, collectively, the banks, financial institutions, and other lenders party to the ABL Credit Facility from time to time, in their respective capacities thereunder, including as swingline lender, and issuing banks, as applicable.

6. “ABL Representatives” means Winston & Strawn LLP, FTI Consulting, Inc., and any local counsel to the ABL Facility Agent.

7. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; and (b) Allowed Professional Fee Claims.

8. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

9. “Agreement Effective Date” means the date on which the conditions set forth in Section 2 of the Restructuring Support Agreement have been satisfied or waived by the appropriate party or parties in accordance with the Restructuring Support Agreement.

10. “Allowed” means, as to a Claim or an Interest, a Claim or an Interest (i) with respect to which a party in interest has not filed a Proof of Claim or Proof of Interest or otherwise made a written request to a Debtor for payment (ii) that is allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) Unimpaired Claims shall be affirmatively determined to be Allowed Claims to the same extent such Claims would be allowed under applicable non-bankruptcy law.

11. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

12. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

14. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

15. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

16. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

17. “Chapter 11 Cases” means the procedurally consolidated cases filed or to be filed (as applicable) by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

18. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

19. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

20. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

21. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

22. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

23. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan and approval of the Disclosure Statement.

24. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

25. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement.

26. “Consenting First Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

27. “Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

28. “Consenting Stakeholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

29. “Consummation” means the occurrence of the Effective Date.

30. “Contributed Claims” means any prepetition Cause of Action relating to the Senior Notes held by any of the Contributing Claimants arising under or based on state, federal, or common law, including but not limited to fraudulent transfer, fraudulent conveyance, voidable transaction law, any statute limiting or prohibiting transfers to shareholders, and alter ego.

31. “Contributing Claimants” means Senior Noteholders that elect to assign Contributed Claims to the QHC Litigation Trust.

32. “Corporate Governance Term Sheet” means the corporate governance term sheet with respect to Reorganized Quorum, as may be amended, modified or supplemented only in accordance with section 26 of the Restructuring Support Agreement.

33. “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

34. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

35. “Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

36. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

37. “Definitive Restructuring Documents” means (a) the Plan and the Plan Supplement (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Restructuring Documentation” as defined therein and not explicitly so defined herein; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (e) the first day pleadings and all orders sought pursuant thereto; (f) the DIP Orders, the DIP Credit Agreement, and the other DIP Documents, and related documentation; (g) the Equity Investment Commitment Agreement; (h) the Exit ABL Credit Agreement; (i) Exit Facility Credit Agreement; (j) the New Quorum Constituent Documents; (k) the New Shareholders Agreement; and (l) the QHC Litigation Trust Agreement.

38. “DIP Agent” means, collectively, GLAS USA LLC, in its capacity as administrative agent under the DIP Facility, and GLAS Americas LLC, in its capacity as collateral agent under the DIP Facility, or their successors thereunder.

39. “DIP Commitment Fee” has the meaning ascribed to such term in the DIP Facility Term Sheet.

40. “DIP Commitment Fee Claims” means any Claim derived from or based upon the DIP Commitment Fee arising under the DIP Credit Agreement.

41. “DIP Credit Agreement” means that certain debtor-in-possession credit agreement (as amended, restated, supplemented or otherwise modified in accordance with its terms), by and among Quorum, as borrower, each of the guarantors named therein and the lenders from time to time party thereto, consistent in all respects with the terms set forth in DIP Facility Term Sheet and otherwise reasonably acceptable to the Debtors and the DIP Lenders.

42. “DIP Claim” means any Claim arising under, derived from or based upon the DIP Facility or DIP Orders, including the DIP Commitment Fee Claims, and the guarantees in respect thereof under the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under or related to the DIP Facility.

43. “DIP Facility” means that certain $100 million debtor-in-possession facility to be provided to Quorum by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and the DIP Facility Term Sheet.

44. “DIP Documents” means, collectively, the DIP Credit Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Credit Agreement.

45. “DIP Facility Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.

46. “DIP Lenders” means, collectively, the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

47. “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and access the DIP Facility.

48. “Disclosure Statement” means the disclosure statement containing “adequate information” (as that term is defined in section 1125(a)(1) of the Bankruptcy Code) with respect to the Plan and the transactions contemplated thereby, and which otherwise is in form and substance reasonably satisfactory to the Debtors and the Required Consenting Stakeholders.

49. “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or Proof of Interest or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

50. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

51. “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Allowed Interests, other than with respect to the Senior Notes, are eligible to receive distributions pursuant to the Plan, which date shall be the Confirmation Date or such other date indicated in the Confirmation Order.

52. “DTC” means The Depository Trust Company.

53. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.B of the Plan have been satisfied or waived in accordance with Article IX.C of the Plan.

54. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

55. “Equity Commitment Party” means each party to the Equity Investment Commitment Agreement other than Quorum, solely in their capacities as such.

56. “Equity Commitment” means the commitment of each Equity Commitment Party set forth in section 2.01 of the Equity Investment Commitment Agreement.

57. “Equity Commitment Aggregate Amount” has the meaning ascribed to such term in the Equity Investment Commitment Agreement.

58. “Equity Investment Commitment Agreement” means the duly executed and delivered equity commitment agreement, of even date with the Restructuring Support Agreement, by and among the Equity Commitment Parties and Quorum, including all annexes, exhibits and schedules attached thereto, as such agreement may be amended, modified or supplemented from time to time in accordance with the Restructuring Support Agreement.

59. “Equity Commitment Amount” has the meaning ascribed to such term in the Equity Investment Commitment Agreement.

60. “Equity Investment Commitment Premium” means a commitment premium equal to 7.5% of the Equity Commitment Aggregate Amount, payable in New Common Stock or in Cash if the New Common Equity Raise is not consummated, which commitment premium shall be paid ratably to each Equity Commitment Party, or its affiliate designee, as applicable, based upon its respective Equity Commitment.

61. “Equity Investment Premium Price Per Share” means $10.00.

62. “Equity Investment Price Per Share” means $7.50.

63. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

64. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); (d) each Related Party of each Entity in clause (a) through the following clause (e); (e) the Patient Care Ombudsman, to the extent such person or Entity in clause (a) through (d) is a fiduciary of any Estate.

65. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

66. “Exit ABL Agent” means Credit Suisse AG, New York Branch, or any of its affiliates, in its capacity as administrative agent under the Exit ABL Facility.

67. “Exit ABL Credit Agreement” means a credit agreement for a senior secured asset-based revolving credit facility, by and among Reorganized Quorum, the guarantors named therein, and the lenders and agents party thereto, which agreement shall (a) become effective on the Effective Date and (b) be on reasonable, customary and market terms and conditions that are reasonably satisfactory to (i) the Debtors, (ii) the Required Equity Commitment Parties in consultation with the Required Consenting Noteholders, and (iii) the Required Consenting First Lien Lenders solely with respect to any term or provision of the Exit ABL Credit Agreement that materially and adversely affects the rights of the First Lien Lenders

68. “Exit ABL Facility” means the credit facility provided for under the Exit ABL Credit Agreement.

69. “Exit ABL Lender(s)” means collectively, the banks, financial institutions, and other lenders party to the Exit ABL Credit Agreement from time to time, each solely in their capacity as such.

70. “Exit Facility” means the credit facility provided for under the Exit Facility Credit Agreement.

71. “Exit Facility Credit Agreement” means a credit agreement for the Exit Facility, by and among Reorganized Quorum, the guarantors named therein, and the lenders and agents party thereto, which agreement shall (i) become effective on the Effective Date and (ii) (x) be consistent with the terms and conditions set forth in the Exit Facility Term Sheet and (y) otherwise be in form and substance reasonably satisfactory to (A) the Debtors, (B) the Required Consenting First Lien Lenders, and (C) the Required Equity Commitment Parties in consultation with the Required Consenting Noteholders.

72. “Exit Facility Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Exhibit D thereto, as such term sheet may be amended, modified or supplemented only in accordance with Section 26 thereof.

73. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

74. “Final DIP Order” means a final order entered by the Bankruptcy Court approving entrance into the DIP Facility and the use of cash collateral, and incorporating the terms and conditions set forth in the DIP Credit Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the DIP Lenders, and the Required Consenting Stakeholders.

75. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

76. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

77. “First Lien Agent” means Credit Suisse AG, acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

78. “First Lien Agent Representatives” means Cravath, Swaine & Moore LLP and any local counsel to the First Lien Agent.

79. “First Lien Credit Agreement” means that certain Credit Agreement dated as of April 29, 2016 among Quorum, the First Lien Lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the First Lien Lenders (as was and may be modified, amended, or supplemented).

80. “First Lien Credit Facilities” means the Revolving Credit Facility and the Term Loan Facility.

81. “First Lien Lenders” means, collectively, the banks, financial institutions, and other lenders party to the First Lien Credit Agreement from time to time, each solely in their capacity as such.

82. “First Lien Lender Representatives” means Milbank LLP, Houlihan Lokey, Inc., and any local counsel to the First Lien Lenders.

83. “First Lien Loan Claims” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the First Lien Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith.

84. “First Lien Loan Claims Paydown Amount” means the sum of (i) the First Lien Term Claims Paydown Amount; and (ii) the First Lien Revolver Claims Paydown Amount.

85. “First Lien Obligations” means all of the Debtors’ obligations under the First Lien Credit Agreement, in each case to the extent relating to certain letters of credit, including, without limitation, all reimbursement obligations for drawn and undrawn letters of credit issued under the First Lien Credit Facilities, and all interest, fees, and expenses related thereto.

86. “First Lien Revolver Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Revolving Credit Facility or any other agreement, instrument or document executed at any time in connection therewith.

87. “First Lien Revolver Claims Paydown Amount” means cash proceeds from the New Common Equity Raise equal to (A) the aggregate principal amount of First Lien Revolver Claims outstanding on the Petition Date, multiplied by (B) a ratio equal to (x) the First Lien Term Claims Paydown Amount divided by (y) the aggregate principal amount of First Lien Term Claims outstanding on the Petition Date.

88. “First Lien Term Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Term Loan Facility or any other agreement, instrument or document executed at any time in connection therewith.

89. “First Lien Term Claims Paydown Amount” means cash proceeds from the New Common Equity Raise equal to (i) $50 million; or (ii) such greater amount as determined by the Required Equity Commitment Parties in their sole discretion before Confirmation.

90. “Galesburg” means, collectively, (a) Knox Clinic Corp., an Illinois corporation; (b) Galesburg Professional Services, LLC, a Delaware limited liability company; (c) Galesburg Hospital Corporation, an Illinois corporation; (d) In-Home Medical Equipment Supplies and Services, Inc., an Illinois corporation; (e) Cottage Rehabilitation and Sports Medicine, LLC, an Illinois limited liability company; (f) any and all assets of each Entity in clause (a) through clause (f); and (g) any and all equity interests in such in each Entity in clause (a) through clause (f).

91. “General Unsecured Claim” means any Claim that is not secured, an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), a DIP Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an ABL Claim, a First Lien Loan Claim, a Senior Notes Claim, a Debtor Intercompany Claim, a Non-Debtor Intercompany Claim, or a claim arising under section 510(b) of the Bankruptcy Code.

92. “Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

93. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

94. “Guarantee and Collateral Agreement” means that certain guarantee and collateral agreement, dated as of April 29, 2016, among Quorum, the subsidiaries of Quorum from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as collateral agent for the First Lien Lenders (as may be modified, amended, or supplemented).

95. “Holder” means an Entity holding a Claim or an Interest, or, if applicable, or the New Common Stock, as applicable.

96. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

97. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, equityholders, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

98. “Indenture Trustee” means Wilmington Savings Fund Society, FSB, and any successor thereto, as trustee under the Senior Notes.

99. “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

100. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

101. “Interim DIP Order” means the interim order entered by the Bankruptcy Court approving entrance into the DIP Facility and the use of cash collateral, and incorporating the terms and conditions set forth in the DIP Credit Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the DIP Lenders, and the Required Consenting Stakeholders.

102. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

103. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

104. “MIP” means the post-Effective Date management incentive plan that shall be implemented with respect to Reorganized Quorum (and/or its subsidiaries) on or after the Effective Date, pursuant to which an amount of New Common Stock (and/or other equity securities) to be determined by Reorganized Quorum shall be reserved for grant to management, key employees, and directors of the Reorganized Debtors, and the terms and conditions of which shall be as determined by the Governing Body of the applicable Reorganized Debtor in such Governing Body’s sole discretion.

105. “New Common Equity Raise” means a direct capital raise of the Equity Commitment Aggregate Amount on the terms and conditions set forth in the Equity Investment Commitment Agreement.

106. “New Common Stock” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Quorum having the terms set forth in the New Quorum Constituent Documents to be issued on the Effective Date subject to the terms and conditions set forth herein and in the New Shareholders Agreement.

107. “New Quorum Constituent Documents” means the certificate of incorporation and the bylaws (or comparable constituent document(s)) of Reorganized Quorum, each of which shall be consistent with the Corporate Governance Term Sheet and otherwise in form and substance reasonably satisfactory to the Debtors and satisfactory to (a) the Required Equity Commitment Parties in consultation with the Required Consenting Noteholders and (b) the Required Consenting First Lien Lenders solely with respect to any term or provision of the New Quorum Constituent Documents that materially and adversely affects the rights of the First Lien Lenders.

108. “New Shareholders Agreement” means the shareholders agreement or limited liability company agreement, including all annexes, exhibits, and schedules thereto, that will govern certain matters related to the governance of Reorganized Quorum and the New Common Stock, which agreement shall (a) become effective on the Effective Date, (b) be consistent with the terms and conditions set forth in the Corporate Governance Term Sheet, and (c) otherwise be in form and substance reasonably satisfactory to the Debtors and satisfactory to the Required Equity Commitment Parties in consultation with the Required Consenting Noteholders.

109. “Non-Debtor Intercompany Claim” means any Claim held by a non-Debtor Affiliate of the Debtors against a Debtor.

110. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

111. “Other Secured Claim” means any Secured Claim, other than an ABL Claim, a DIP Claim, or a First Lien Loan Claim.

112. “Patient Care Ombudsman” means Daniel T. McMurray, who was appointed to serve as the Patient Care Ombudsman in these Chapter 11 Cases by order of the Bankruptcy Court.

113. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

114. “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

115. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), and which includes: (a) the New Shareholders Agreement; (b) the New Quorum Constituent Documents; (c) the Restructuring Steps Memorandum; (d) the identity of the members of the Reorganized Quorum Board and the officers of Reorganized Quorum; (e) the Rejected Executory Contract and Unexpired Lease List, if any; (f) the Equity Investment Commitment Agreement; (g) the MIP; (h) the Exit Facility Credit Agreement; (i) the Exit ABL Credit Agreement; and (j) any other necessary documentation related to the Restructuring Transactions.

116. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

117. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 105, 327, 330, 333, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, 333, or 363 of the Bankruptcy Code.

118. “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date (or, as to the Patient Care Ombudsman and Professionals employed by him, the Effective Date) that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

119. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount, provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

120. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

121. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

122. “Proof of Interest” means a proof of Interest filed again any of the Debtors in the Chapter 11 Cases.

123. “QHC Litigation Trust” means a trust for the ratable benefit of Holders of Senior Notes Claims, the terms and conditions of which shall be (a) consistent with customary terms and conditions for litigation trusts in bankruptcy cases similar to the Chapter 11 Cases; (b) reasonably acceptable to the Debtors; and (c) acceptable to the Required Consenting Noteholders.

124. “QHC Litigation Trust Assets” means (a) any Cause of Action arising under or based on sections 542, 543, 544 through 548, 550, or 553 of the Bankruptcy Code, any state law fraudulent transfer, fraudulent conveyance, or voidable transaction law, or any statute limiting or prohibiting transfers to shareholders, (b) any Cause of Action relating to fraudulent transfer, fraudulent conveyance, voidable transaction, illegal dividend, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, alter ego, or unjust enrichment, and (c) the Contributed Claims; provided that QHC Litigation Trust Assets shall not include any Cause of Action (i) that was subject to a valid, non-avoidable prepetition security interest issued by the Debtors or (ii) that is against any of (a) the Debtors’ current directors or officers as of the Petition Date or (b) any prepetition lender to the Debtors, in each case pursuant to this clause (ii) solely in their capacity as such, it being understood that any such Cause of Action specified in this clause (ii) shall, as applicable, be subject to Article VIII.D and Article VIII.E of the Plan.

125. “QHC Litigation Trust Agreement” means a trust agreement providing for the QHC Litigation Trust, which agreement shall be (a) consistent with the term sheet attached to the Restructuring Support Agreement as Exhibit E thereto and (b) entered into and filed with the Bankruptcy Court prior to the confirmation hearing on the Plan, and approved by the Bankruptcy Court as part of the Confirmation Order; provided, that the Debtors and Reorganized Quorum shall not be responsible for any costs of the QHC Litigation Trust.

126. “QHC Litigation Trust Beneficiary” means any Person that is the legal or beneficial owner of QHC Litigation Trust Interests.

127. “QHC Litigation Trust Cause of Action” means a Cause of Action that is a QHC Litigation Trust Asset.

128. “QHC Litigation Trust Interests” means all beneficial interests in the QHC Litigation Trust, as provided for in the QHC Litigation Trust Agreement.

129. “Quorum” means Quorum Health Corporation.

130. “Quorum Interests” means the Interests in Quorum.

131. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

132. “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Required Equity Commitment Parties in consultation with the Required Consenting Noteholders and reasonably acceptable to the Debtors, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, shall be included in the Plan Supplement.

133. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

134. “Released Party” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) each of the First Lien Lenders who vote in favor of the Plan; (d) each of the ABL Lenders; (e) the First Lien Agent; (f) the ABL Facility Agent and arrangers under the ABL Credit Facility; (g) the DIP Agent; (h) each of the DIP Lenders; (i) each of the Equity Commitment Parties; (j) each Holder of a Senior Notes Claim who votes in favor of the Plan; (k) the Indenture Trustee; (l) each Related Party of each Entity in clause (a) through this clause (k); provided, however, that in each case, an Entity shall not be a Released Party if it timely files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in Article VIII.D of the Plan that is not resolved before Confirmation; provided, further, that any such Entity shall be identified by name as a non-Released Party in the Confirmation Order.

135. “Releasing Parties” means collectively and in each case in their capacity as such: (a) the Released Parties identified in subsection (a)–(k) and those Released Parties identified in subsection (l) of the definition of “Released Party” on behalf of whom the parties identified in subsections (a)–(k) of the definition of “Released Party” have the authority, including under any agreement or applicable non-bankruptcy law, to grant the Third-Party Release set forth in Article VIII.E; (b) the Holders of all Claims and Interests who vote to accept the Plan; (c) the holders of all Claims whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan; (d) the holders of all Claims who vote to reject the Plan but do not opt out of granting the releases set forth herein; (e) the holders of all Claims who are deemed to reject the Plan and who do not file a timely objection to the releases provided for in Article VIII.E; and (f) each Related Party of each Entity in clause (b) through clause (e). For the avoidance of doubt, holders of Interests shall not be Releasing Parties.

136. “Reorganized Quorum” means collectively, Quorum as reorganized pursuant to the Restructuring Transactions, including any new holding company created prior to the Effective Date that may be the ultimate parent of Reorganized Quorum, and any successor(s) thereto.

137. “Reorganized Quorum Board” means the board of directors (or other applicable governing body) of Reorganized Quorum determined in accordance with the Corporate Governance Term Sheet.

138. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Quorum.

139. “Required Consenting First Lien Lenders” means, as of any date of determination, Consenting First Lien Lenders who collectively hold at least 50.01% of the aggregate outstanding principal amount of the First Lien Obligations held by all Consenting First Lien Lenders at such time; provided, however, that for purposes of this definition, the term “Consenting First Lien Lenders” excludes any First Lien Lender that, on the relevant date of determination, is in breach of any of its material obligations under the Restructuring Support Agreement.

140. “Required Consenting Noteholders” means, as of any date of determination, Consenting Noteholders who collectively hold at least 50.01% of the aggregate outstanding principal amount of the Senior Notes held by all Consenting Noteholders at such time; provided, however, that for purposes of this definition, the term “Consenting Noteholders” excludes any Senior Noteholder that, on the relevant date of determination, is in breach of any of its material obligations under the Restructuring Support Agreement.

141. “Required Consenting QHC Litigation Trust Beneficiaries” means, as of any date of determination, QHC Litigation Trust Beneficiaries who collectively hold at least 50.01% of the aggregate outstanding principal amount of the QHC Litigation Trust Interests.

142. “Required Consenting Stakeholders” means, collectively, the Required Consenting First Lien Lenders and the Required Consenting Noteholders.

143. “Required Equity Commitment Parties” has the meaning ascribed to such term in the Equity Investment Commitment Agreement.

144. “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors, of (i) the ABL Representatives, (ii) the First Lien Agent Representatives, and (iii) the Senior Notes Representatives; in each case, in accordance with the engagement letters of such consultant or professional, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

145. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement.

146. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, and all of the schedules, documents, and exhibits contained therein, entered into on April 6, 2020 by and among the Debtors, the Consenting Stakeholders, and any subsequent Entity that becomes a party thereto pursuant to the terms thereof, attached as Exhibit C to the Disclosure Statement.

147. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

148. “Revolving Credit Facility” means that certain prepetition senior secured revolving credit facility provided for under the First Lien Credit Agreement in the original aggregate principal amount of $100 million.

149. “SEC” means the United States Securities and Exchange Commission.

150. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

151. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

152. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

153. “Senior Noteholders” means, collectively, the Holders of the Senior Notes.

154. “Senior Notes” means the unsecured 11.625% Senior Notes due April 2023, issued in the original principal amount of $400 million, pursuant to the Senior Notes Indenture.

155. “Senior Notes Claim” means any Claim against the Debtors arising from or based upon the Senior Notes or the Senior Notes Indenture.

156. “Senior Notes Indenture” means that certain indenture, dated as of April 22, 2016, as amended, supplemented, or modified from time to time, for the Senior Notes, among Quorum and the Indenture Trustee.

157. “Senior Notes Representatives” means Kirkland & Ellis LLP, Latham & Watkins LLP, Clifford Chance LLP and Clifford Chance US LLP, Simpson Thacher & Bartlett LLP, Stroock & Stroock & Lavan LLP, Jefferies LLC, and one local counsel.

158. “Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

159. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

160. “Stakeholder Approval Rights” means, collectively, the approval, consent, and consultation rights set forth in the Restructuring Support Agreement, or, if applicable, in a Definitive Restructuring Document, excluding any approval, consent, or consultation right of any Debtor under the Restructuring Support Agreement or a Definitive Restructuring Document.

161. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Debtors resulting from the Restructuring Transactions.

162. “Term Loan Facility” means that certain prepetition senior secured term loan facility provided for under the First Lien Credit Agreement in the original aggregate principal amount of $880 million between certain of the Debtors as obligors or guarantors and the lenders thereto.

163. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

164. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

165. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

166. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided in this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (13) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; provided, however, that with respect to the Equity Commitment Parties that have surrendered their Notes in advance of the Effective Date, the New Common Stock distributed on account of such Notes shall be deemed to have been delivered on the Effective Date.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Restructuring Support Agreement Party Consent Rights and Controlling Documents

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement as set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, any Definitive Restructuring Document, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Credit Agreement and the DIP Orders, and (iv) all other DIP Obligations (as defined in the DIP Credit Agreement). Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each Holder of an Allowed DIP Claim shall receive payment in full, in Cash, of such Allowed DIP Claim on the Effective Date. All reasonable and documented unpaid fees and expenses of the DIP Agent, including reasonable and documented fees, expenses, and costs of its advisors, shall be paid in Cash on the Effective Date. Contemporaneously with the foregoing receipt of Cash, the DIP Facility, the DIP Credit Agreement, and all related loan documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

B.	Administrative Claims

Pursuant to section 1129(a)(9) of the Bankruptcy Code, unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 60 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

C.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors and Reorganized Debtors, as applicable, shall pay, within ten business days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

D.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	ABL Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

4	First Lien Loan Claims	Impaired	Entitled to Vote

5	Senior Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

7	Debtor Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

8	Non-Debtor Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

10	Quorum Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — ABL Claims

(a)	Classification: Class 3 consists of any ABL Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an ABL Claim agrees to less favorable treatment of its Allowed Claim and in the Debtors’ sole discretion, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each ABL Claim, each Holder of an Allowed ABL Claim shall receive indefeasible payment in full in Cash of its Allowed ABL Claim.

(c)

Voting: Class 3 is Unimpaired under the Plan. Holders of ABL Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of ABL Claims are not entitled to vote to accept or reject the Plan.

4.	Class 4 — First Lien Loan Claims

(a)	Classification: Class 4 consists of any First Lien Loan Claims against any Debtor.

(b)

Allowance: On the Effective Date, First Lien Loan Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of no less than $785,000,000, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the First Lien Credit Agreement, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed First Lien Loan Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed First Lien Loan Claim, each Holder of an Allowed First Lien Loan Claim shall receive such holder’s pro rata share of (i) the First Lien Loan Claims Paydown Amount; and (ii) the Exit Facility. In the event that a Holder of First Lien Term Claim declines to receive its pro rata share of the First Lien Term Claims Paydown Amount, such Holder’s portion will be re-allocated pro rata among accepting holders of First Lien Term Claims. In the event that a Holder of a First Lien Revolver Claim declines to receive its pro rata share of the First Lien Revolver Claims Paydown Amount, such Holder’s portion will be re-allocated pro rata among accepting holders of First Lien Revolver Claims.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed First Lien Loan Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — Senior Notes Claims

(a)	Classification: Class 5 consists of any Senior Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Senior Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $400,000,000, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the Senior Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Claim, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its pro rata share of (i) 100% of the total New Common Stock, subject to dilution by shares of New Common Stock issued pursuant to (A) the New Common Equity Raise, (B) the Equity Investment Commitment Premium, and (C) the MIP; and (ii) the QHC Litigation Trust Interests.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Senior Notes Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

(a)	Classification: Class 6 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 6 is Unimpaired and Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Debtor Intercompany Claims

(a)	Classification: Class 7 consists of any Debtor Intercompany Claims.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, each Allowed Debtor Intercompany Claim shall, at the option of the applicable Debtors, either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Debtor Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Non-Debtor Intercompany Claims

(a)	Classification: Class 8 consists of any Non-Debtor Intercompany Claims.

(b)	Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, each Allowed Non-Debtor Intercompany Claim shall, at the option of the applicable Debtors, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, cancelled, or settled, without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Non-Debtor Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Intercompany Interests

(a)	Classification: Class 9 consists of all Interests in the Debtors.

(b)	Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, on the Effective Date, Intercompany Interests shall be, at the option of the Debtors, either be:

(i)	Reinstated; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless otherwise provided in the Restructuring Steps Memorandum.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Quorum Interests

(a)	Classification: Class 10 consists of all Interests in Quorum.

(b)	Treatment: All Quorum Interests shall be discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Quorum Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

F.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but for the purposes of administrative convenience and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to provide management services to certain other Debtors and Reorganized Debtors and to use certain funds and assets as set forth in the Plan to make certain distributions and satisfy certain obligations of certain other Debtors and Reorganized Debtors to the Holders of certain Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor, with the consent of the Consenting Stakeholders in accordance with the Restructuring Support Agreement and in accordance with the provisions of the Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including with respect to issues related to the value of the Debtors’ unencumbered property.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the consummation of the New Common Equity Raise, (e) the execution and delivery of the New Shareholders Agreement and the New Quorum Constituent Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (f) the execution and delivery of the QHC Litigation Trust Agreement and the creation of the QHC Litigation Trust; (g) the adoption of the MIP and the issuance and reservation of the New Common Stock to the participants in the MIP on the terms and conditions set by the Reorganized Quorum Board after the Effective Date; (h) the execution and delivery of the Exit ABL Credit Agreement and any related agreements or documents, and the remittance and payment of all reasonable fees and expenses incurred by the Exit ABL Agent and Lender(s) in connection with the Exit ABL Facility; provided, however, that the Debtors shall pay all such fees and expenses incurred by the Exit ABL Agent and Lender(s) regardless of whether the Effective Date occurs or the Exit ABL Facility is entered into or funded; (i) the execution and delivery of the Exit Facility Credit Agreement and any related agreements or documents, and the remittance and payment of all reasonable fees and expenses incurred by the agents and lenders party thereto, in connection with the Exit Facility; provided, however, that the Debtors shall pay all such fees and expenses incurred by the agent and lenders regardless of whether the Effective Date occurs or the Exit Facility is entered into or funded; (j) the sale or other disposition of Galesburg by Quorum or Reorganized Quorum, as applicable, including, without limitation, by abandonment of Galesburg pursuant to section 554 of the Bankruptcy Code; and (k) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the New Common Stock; (2) the proceeds of the New Common Equity Raise; (3) any proceeds resulting from the QHC Litigation Trust’s litigation, arbitration, or settlement of any QHC Litigation Trust Assets; (4) the Exit ABL Facility; and (5) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Common Stock will be exempt from SEC registration, as described more fully in Article IV.E below.

1.	Issuance and Distribution of the New Common Stock

On the Effective Date, the New Common Stock shall be issued and distributed as provided for in the Restructuring Steps Memorandum to the Entities entitled to receive the New Common Stock pursuant to, and in accordance with, the Plan, the Equity Investment Commitment Agreement, and the Restructuring Support Agreement. On the Effective Date, the issuance of New Common Stock shall be authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable consistent with the terms of the New Shareholders Agreement.

Each distribution and issuance of the New Common Stock as of the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Quorum Constituent Documents and New Shareholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Quorum Constituent Documents and the New Shareholders Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The New Common Stock will not be registered on any exchange as of the Effective Date and shall not meet the eligibility requirements of DTC. For the avoidance of doubt, distributions to Holders of Class 5-Senior Notes Claims shall be made on or as soon as practicable after the Effective Date, and the Distribution Record Date shall not apply to such distributions. Notwithstanding anything set forth herein, in the Disclosure Statement, or in the Confirmation Order, distributions of New Common Stock to the holders of Senior Notes shall be made to or at the direction of the Indenture Trustee.

2.	The New Common Equity Raise

On the Effective Date, the Debtors shall consummate the New Common Equity Raise, subject to the terms and conditions set forth in the Plan, the Restructuring Support Agreement, and the Equity Investment Commitment Agreement, through which Reorganized Quorum shall issue, and the Equity Commitment Parties shall purchase, shares of New Common Stock equal in number to the Equity Commitment Aggregate Amount divided by the Equity Investment Price Per Share.

Subject to, and in accordance with the Equity Investment Commitment Agreement, as consideration for their respective Equity Commitments, the Equity Commitment Parties shall receive, on the Effective Date, the Equity Investment Commitment Premium, which shall be payable in New Common Stock at the Equity Investment Premium Price Per Share or in Cash if the New Common Equity Raise is not consummated, and which shall have been fully accrued as of the Agreement Effective Date.

3.	QHC Litigation Trust

By the Effective Date, the Debtors shall (a) execute and deliver the QHC Litigation Trust Agreement to the trustee(s) for the QHC Litigation Trust, (b) establish the QHC Litigation Trust, and (c) contribute the QHC Litigation Trust Assets to the QHC Litigation Trust, including by facilitating the assignment of the Contributed Claims.

Following the Effective Date, any proceeds from the QHC Litigation Trust’s litigation, arbitration, or settlement of any QHC Litigation Trust Cause of Action shall be distributed ratably to holders of QHC Litigation Trust Interests pursuant to and in accordance with the Plan and the QHC Litigation Trust Agreement. Additionally, prior to September 30, 2021, the QHC Litigation Trust’s commencement of any QHC Litigation Trust Cause of Action shall be subject to the consent of (i) the Reorganized Debtors, and (ii) the Required Consenting QHC Litigation Trust Beneficiaries; provided that, following September 30, 2021, the QHC Litigation Trust’s commencement of any QHC Litigation Trust Cause of Action shall be subject to the QHC Litigation Trust’s sole and exclusive discretion, consistent with the provisions of the QHC Litigation Trust Agreement.

4.	Exit ABL Facility

The Plan contemplates the payment in full in Cash of all Allowed ABL Claims. Such payment shall be accomplished through a refinancing of such ABL Claims by the Exit ABL Facility which may, among other potential third parties, be provided by the Exit ABL Lender(s).

5.	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

D.	New Shareholders Agreement

On the Effective Date, Reorganized Quorum shall enter into and deliver the New Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Quorum.

E.	Exemption from Registration Requirements

All shares of New Common Stock, issued and distributed pursuant to the Plan, will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (1) section 1145 of the Bankruptcy Code; (2) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder; or (3) such other exemption as may be available from any applicable registration requirements.

All shares of New Common Stock issued to Holders of Allowed Senior Notes Claims on account of such Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code. The offering, issuance, and distribution of all shares of New Common Stock pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Shareholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

All shares of New Common Stock issued pursuant to the New Common Equity Raise or in respect of the Equity Investment Commitment Premium will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements. All shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. The New Common Stock underlying the MIP will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Reorganized Quorum’s New Common Stock through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of Reorganized Quorum’s New Common Stock, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether Reorganized Quorum’s New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether Reorganized Quorum’s New Common Stock is exempt from registration.

F.	Exit ABL Facility & Exit Facility

On the Effective Date, the Reorganized Debtors will enter into the Exit ABL Facility Agreement and the Exit Facility Credit Agreement.

G.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Quorum Constituent Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

H.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) implementation of the Restructuring Transactions; and (3) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date), including, without limitation, any sale, wind-down or other disposition of Galesburg by Quorum or Reorganized Quorum, as applicable. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Equity Investment Commitment Agreement, the New Shareholders Agreement, the QHC Litigation Trust Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action that are not QHC Litigation Trust Assets, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action that are not QHC Litigation Trust Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Cancellation of Facilities, Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all facilities, notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the ABL Facility Agent, the First Lien Agent, DIP Agent, and Indenture Trustee shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest and any debt issued thereunder shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan, (b) allowing and preserving the rights of the ABL Facility Agent, the First Lien Agent, DIP Agent, and Indenture Trustee to make distributions pursuant to the Plan, (c) preserving the ABL Facility Agent’s, the First Lien Agent’s, the DIP Agent’s, and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of ABL Claims, Holders of First Lien Loan Claims, Holders of Senior Notes Claims, or Holders of DIP Claims, including permitting the ABL Facility Agent, the First Lien Agent, the DIP Agent, and the Indenture Trustee to maintain, enforce, and exercise their charging liens, if any, against such distributions, (d) preserving all rights, including rights of enforcement, of the ABL Facility Agent, the First Lien Agent, the DIP Agent, and the Indenture Trustee against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of ABL Claims, Holders of First Lien Loan Claims, Holders of Senior Notes Claims, and Holders of DIP Claims, pursuant and subject to the terms of the ABL Credit Agreement, the First Lien Credit Agreement, the Senior Notes Indenture, and the DIP Credit Agreement, respectively, as in effect on the Effective Date, (e) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to enforce any obligation (if any) owed to the First Lien Agent, the Indenture Trustee, or DIP Agent, respectively, under the Plan, (f) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, (g) permitting the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the

DIP Agent to perform any functions that are necessary to effectuate the foregoing, and (h) for the Senior Noteholders, Indenture Trustee under the Senior Notes Indenture, or QHC Litigation Trust to assert or prosecute Causes of Action relating to the Senior Notes and the debt evidenced thereunder; provided, further, however, that (i) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (ii) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent shall be relieved of and released from any obligations and duties arising hereunder or thereunder. The fees, expenses, and costs of the ABL Facility Agent, the First Lien Agent, the Indenture Trustee, and the DIP Agent, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the ABL Credit Agreement, the First Lien Credit Agreement, the Senior Notes Indenture, and the DIP Credit Agreement, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course.

K.	Letters of Credit

Outstanding letters of credit issued under the First Lien Credit Agreement, to the extent undrawn, shall remain outstanding and, as of the Effective Date, shall either be replaced, cash collateralized, or backstopped by the issuance of new letters of credit under the Exit ABL Credit Agreement (or other letter of credit facility established for the account of the Debtors), in each case in consultation with the First Lien Agent and the applicable issuing bank under the First Lien Credit Agreement. In the event that a letter of credit under the First Lien Credit Agreement is drawn during the pendency of the Chapter 11 Cases, funded by the issuing bank under the First Lien Credit Agreement, and not reimbursed in cash by the Debtors, each applicable First Lien Lender shall fund such First Lien Lender’s pro rata share of its deemed participation in such letter of credit, in accordance with the First Lien Credit Agreement, with such amount funded constituting a First Lien Loan Claim to be treated the same as all other First Lien Loan Claims hereunder and converted into term loans issued under the Exit Facility, entitled to a pro rata share of the First Lien Loan Claims Paydown Amount, upon the Effective Date (to the extent not fully reimbursed in cash on or prior to such date).

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Shareholders Agreement, the New Quorum Constituent Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

M.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	New Quorum Constituent Documents

The New Quorum Constituent Documents shall, among other things: (1) contain terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Quorum or Reorganized Quorum, as applicable, will file its New Quorum Constituent Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Quorum Constituent Documents to become effective. After the Effective Date, Reorganized Quorum may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

O.	Directors and Officers

On the Effective Date, the Reorganized Quorum Board shall be determined and selected consistent with the New Shareholders Agreement.

On the Effective Date, the terms of the current members of the Quorum board of directors shall expire, and the Reorganized Quorum Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Quorum, and all officers and management decisions with respect to Reorganized Quorum (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Quorum Board.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Shareholders Agreement, and the New Quorum Constituent Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

P.	MIP

On or after the Effective Date, the Reorganized Quorum Board shall institute the MIP, enact and enter into related policies and agreements, and distribute New Common Stock to participants based on the terms and conditions (including, if applicable, anti-dilution protections) determined by the Reorganized Quorum Board.

Q.	Galesburg

On or after the Confirmation Date, Quorum or Reorganized Quorum, as applicable, may, with the consent of the Required Equity Commitment Parties, (1) sell or otherwise dispose of Galesburg, including, without limitation, by abandonment pursuant to section 554 of the Bankruptcy Code; and (2) in connection with such sale or other disposition, transfer a portion of its Cash on hand to Galesburg, in an amount agreed by and between Quorum or Reorganized Quorum, as applicable, and the Required Equity Commitment Parties.

R.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than (i) Causes of Action that are QHC Litigation Trust Assets, and (ii) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

C.	Cure of Defaults and Objections to Cure and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (if any) in Cash on the Effective Date or in the ordinary course of business or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented to such assumption.

The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List, if any.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Quorum Constituent Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’

and the Reorganized Debtors’ current and former directors, officers, employees, equityholders, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Quorum Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) honor in the ordinary course of business any assumed contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, SERP benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, if any, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest), each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date or as soon as reasonably practicable thereafter. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3.	No Fractional Distributions

No fractional notes or shares, as applicable, of the New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of notes or shares, as applicable, of the New Common Stock that is not a whole number, the actual distribution of notes or shares, as applicable, of the New Common Stock shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized notes and shares, as applicable, of the New Common Stock shall be adjusted as necessary to account for the foregoing rounding.

4.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its Holder shall be forever barred pursuant to Article VII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the DIP Orders, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

J.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. For the avoidance of doubt, there is no requirement to file a Proof of Claim or Proof of Interest (or move the Bankruptcy Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection, subject to the jurisdictional limitations of 28 U.S.C. §§ 157(b)(2)(B), (O) and 28 U.S.C. § 157(e). Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

F.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

G.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims or Non-Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan. For the avoidance of doubt, Allowed General Unsecured Claims shall be discharged in accordance with this Article VIII.B on the date each such Allowed General Unsecured Claim is satisfied in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claims.

C.	Release of Liens

Except (1) with respect to the Liens securing Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the ABL Credit Facility, the First Lien Credit Facilities, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the New Quorum Constituent Documents, the Plan, the Equity Investment Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, Disclosure Statement, the New Quorum Constituent Documents, the New Shareholders Agreement, the New Common Equity Raise, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date other than in respect of the Claims or liabilities arising out of or relating to any action taken or omitted to be taken by the Released Parties that is determined by the final, non-appealable judgment of a court of competent jurisdiction to have constituted gross negligence or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan; (2) any retained Causes of Action; or (3) any Cause of Action that is a QHC Litigation Trust Asset.

E.	Third-Party Release

Effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the ABL Credit Facility, the First Lien Credit Facilities, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the New Quorum Constituent Documents, the Plan, the Equity Investment Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Quorum Constituent Documents, the New Shareholders Agreement, the Plan, the New Common Equity Raise (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date other than in respect to Claims or liabilities arising out of or relating to any action taken or omitted to be taken by a Released Party that is determined by the final, non-appealable judgment of a court of competent jurisdiction to have constituted fraud, gross negligence or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan, or any Cause of Action that is a QHC Litigation Trust Asset.

F.	Exculpation

Effective as of the Effective Date, only to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission arising during the Chapter 11 Cases in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions (solely with respect to any claim arising during the Chapter 11 Cases), the Chapter 11 Cases, the Disclosure Statement, the Plan, the Equity Investment Commitment Agreement, the Patient Care Ombudsman’s evaluations, reports, pleadings, or other writings filed by or on behalf of the Patient Care Ombudsman in or in connection with the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the New Common Equity Raise, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and, therefore, are not liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan. For the avoidance of doubt, nothing contained in this paragraph shall exculpate prepetition or post-Effective Date acts or omissions.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan, and/or the Confirmation Order, no provision of this Plan or the Confirmation Order shall (i) preclude the SEC from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-debtor person or entity in any forum.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors, so long as such alteration, amendment, modification, or supplement is not inconsistent with state law or regulations.

ARTICLE IX.

CONDITIONS TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

The following are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or waived pursuant to Article IX.C:

1.	neither the Equity Investment Commitment Agreement nor the Restructuring Support Agreement shall have been terminated; and

2.

the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed, and shall be in form and substance consistent with the DIP Documents and the Equity Investment Commitment Agreement.

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.C:

1.

the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the Required Consenting Stakeholders, and, with respect to those provisions thereof that affect the rights, obligations, liabilities, and duties of the DIP Agent, to the DIP Agent, and furthermore, with respect to those provisions thereof that affect the rights, obligations, liabilities, and duties of the First Lien Agent, to the First Lien Agent;

2.	the Confirmation Order shall have become a Final Order;

3.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4.	all Definitive Restructuring Documents shall, where applicable, have been executed and remain in full force and effect in form and substance;

5.	the Restructuring Support Agreement shall not have been terminated;

6.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

7.

the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article X.A of the Plan;

8.

all fees and expenses provided for in the Restructuring Support Agreement, including pursuant to section 8(a)(v) and 8(a)(vi) of the Restructuring Support Agreement, shall have been paid in full by the Debtors;

9.

the New Quorum Constituent Documents and the New Shareholders Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

10.	to the extent not already paid and/or provided for in Article IX.B.8 hereof, the payment in Cash of all Restructuring Expenses;

11.

all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court; and

12.	all reasonable and documented fees and expenses of the DIP Agent and its counsel shall have been paid in full by the Debtors.

C.	Waiver of Conditions to Confirmation or the Effective Date

1.

Except as set forth in this Article IX.C, and subject to Stakeholder Approval Rights, each condition to Confirmation set forth in Article IX.A and each condition to the Effective Date set forth in Article IX.B may be waived in whole or in part at any time by the Debtors without an order of the Bankruptcy Court.

2.	The conditions to the Effective Date set forth in Article IX.B.8 and Article IX.B.10, respectively, may not be waived without the prior written consent of each Consenting Noteholder.

3.	The condition to the Effective Date set forth in Article IX.B.12 may not be waived without the prior written consent of the DIP Agent.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

E.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, except as expressly set forth in Article IV.B above, and nothing contained in the Plan or the Disclosure Statement shall, other than the Debtors’ payment obligations set forth in Article IV.B above: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to Stakeholder Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

12. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

15. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

16. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17. enforce all orders previously entered by the Bankruptcy Court; and

18. hear any other matter not inconsistent with the Bankruptcy Code;

Provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of Equity Investment Commitment Agreement. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in any Equity Investment Commitment Agreement, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement, on or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Restructuring Support Agreement. In addition, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date: (i) all then-outstanding reasonable and documented unpaid fees and expenses as set forth in Shearman & Sterling LLP’s January 30, 2020 invoice for services rendered as counsel to the First Lien Lenders; (ii) all then outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by Cravath, Swaine & Moore LLP as counsel to the First Lien Agent; and (iii) all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by or on behalf of the Indenture Trustee. Any such costs and expenses that are attorneys’ fees and expenses shall be submitted to the Debtors or the Reorganized Debtors in the form of summary invoices of the relevant law firms.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

G.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Hal McCard

Senior Vice President, General Counsel, and Secretary

Quorum Health Corporation

1573 Mallory Lane Suite 100

Brentwood, TN 37027

Email: hal_mccard@quorumhealth.com

With copies to:

McDermott Will & Emery LLP
444 West Lake Street, Suite 4000,
Chicago, IL 60606,
Attention:	Felicia Gerber Perlman
Bradley Thomas Giordano
Megan Preusker

E-mail:	fperlman@mwe.com
bgiordano@mwe.com
mpreusker@mwe.com

and

McDermott Will & Emery LLP

1007 North Orange Street, 4th Floor

Wilmington, DE 19801

Telephone: (302) 485-3930

Facsimile: (302) 691-4573

Attention: David R. Hurst

E-mail: dhurst@mwe.com

If to the First Lien Lenders:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: Dennis F. Dunne Tyson Lomazow
Email: ddunne@milbank.com tlomazow@milbank.com

If to the Senior Noteholders represented by the Senior Notes Representatives:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Nicole Greenblatt, P.C. Steven N. Serajeddini, P.C.
Email: nicole.greenblatt@kirkland.com steven.serajeddini@kirkland.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

H.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://dm.epiq11.com/Quorum or the Bankruptcy Court’s website at https://www.deb.uscourts.gov/. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

J.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided that any order of the Bankruptcy Court closing the Chapter 11 Cases shall provide that the Chapter 11 Case of Quorum Health Corporation shall remain open through the pendency of any litigation commenced by the QHC Litigation Trust or an earlier date determined by the QHC Litigation Trust, and that for purposes of sections 546 and 550 of the Bankruptcy Code, the QHC Litigation Trust may proceed in the Quorum Health Corporation case as if the other cases had not been closed; and provided further that the automatic stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect in each of the Chapter 11 Cases until the earlier of (i) the date a Chapter 11 Case is closed and (ii) thirty days after September 30, 2021; and provided further that the QHC Litigation Trust shall bear the cost of the Chapter 11 Case of Quorum Health Corporation following the entry of an order of the Bankruptcy Court closing the Chapter 11 Cases of the other Debtors.

Dated: June 30, 2020	Respectfully submitted,

	By:	/s/ Alfred Lumsdaine
	Name:	Alfred Lumsdaine
	Title:	Executive Vice President and Chief Financial Officer QUORUM HEALTH CORPORATION, on behalf of itself and all other Debtors

Prepared by:

David R. Hurst (I.D. No. 3743)
MCDERMOTT WILL & EMERY LLP
The Nemours Building 1007 North Orange Street, 4th Floor
Wilmington, Delaware 19801
Telephone:	(302) 485-3900
Facsimile:	(302) 351-8711
Email:	dhurst@mwe.com

- and -

Felicia Gerber Perlman (admitted pro hac vice) Bradley Thomas Giordano (admitted pro hac vice) Megan Preusker (admitted pro hac vice)
MCDERMOTT WILL & EMERY LLP
444 West Lake Street
Chicago, Illinois 60606-0029
Telephone:	(312) 372-2000
Facsimile:	(312) 984-7700
Email:	fperlman@mwe.com bgiordano@mwe.com mpreusker@mwe.com